Exhibit 10.5

                         MANAGEMENT EMPLOYMENT AGREEMENT

     This Agreement is made as of July 1, 2002, between WIDEPOINT CORPORATION, a Delaware corporation (the "Company"), and James T. McCubbin ("Employee"). The Company and Employee agree as follows:

     1. Employment. The Company agrees to employ Employee in the respective positions set forth herein and Employee accepts such employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on the date of this Agreement and ending upon termination pursuant to paragraph 4 (the "Employment Period"). This Agreement supercedes and replaces all other employment agreements that have existed, or may presently exist, between the Company and Employee. Employee understands and agrees that the execution of this Agreement constitutes a complete and irrevocable waiver and termination of any and all rights or obligations of the parties regarding any prior employment agreements between the Company and the Employee.

     2. Compensation and Benefits. In consideration for the valuable services to be rendered by Employee on behalf of the Company and its subsidiaries, the Company hereby agrees that during the period of July 1, 2002 through June 30, 2003, the Company will provide Employee with (1) a bi-monthly gross salary at the annual rate of $119,000 per annum (the "Base Salary"), or as otherwise agreed by the parties with the provision that the Employee's Base Salary may be adjusted upward annually each year beginning in January 2003 based on an annual performance salary review as determined in the reasonable discretion of the Company; (2) a home office/automobile expense allowance of $500 per month to cover such expenses incurred in the pursuit of Company business; (3) reimbursement for additional actual business expenses consistent with the Company's existing policies that have been incurred for the benefit of the Company; (4) paid medical and other benefits consistent with the Company's existing policies with respect to key executives of the Company, as such policies may be amended from time to time in the future; and (5) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors. Employee shall also be entitled to receive stock options from the Company's stock option plans. The Company agrees that during the Employment Period, Employee shall not be required to relocate from his current residence.

     3. Services. During the Employment Period, Employee agrees to devote Employee's best efforts and attention to the business affairs of the Company, as its Chief Financial Officer or comparable position, as well as such other duties consistent with such position as determined by the Board of Directors of the Company (except for reasonable vacation periods subject to the reasonable approval of the Board of Directors or reasonable periods of illness or other incapacity). During the Employment Period, Employee agrees to render such other services as the Board of Directors may reasonably request from time to time.

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     4.  Termination.

     (A) The Employment Period will continue from the date of this Agreement for one (1) calendar year and for five (5) annually renewable additional calendar years upon the mutual agreement and option of the parties to this Agreement, unless terminated earlier by (a) Employee's death or permanent disability which renders the Employee unable to perform Employee's duties hereunder (as determined by the Company in its good faith judgment), (b) by Employee's resignation upon the expiration of the Employment Period, provided that the Employee gives at least ninety (90) days prior written notice to the Company,
(c) at the convenience of the Board of Directors of the Company by unanimous consent (excluding the consent of Employee if Employee is also a director of the Company at that time) with at least ninety (90) days notice to be provided by the Company to the Employee prior to the expiration of the Employment Period,
(d) as a result of a change in control of more than 50% of the outstanding shares of the Company, (e) as a result of a sale or other disposition of a majority of the Company's base IT Staff Augmentation business, (f) as the result of the insolvency of the Company, or (g) by the Company for Cause (as defined below). This Agreement will automatically renew for the successive one (1) year periods set forth in the first sentence of this Section 4(A) unless written notice is provided by one party to the other at least ninety (90) days prior to the termination of the then current term of this Agreement.

     (B) In the event Employee is not in breach of this Agreement and the Employment Period is terminated prior to the expiration of the then current term, then in certain events as described below, termination payments may become payable by the Company. In the event of the death or permanent disability of the Employee, $50,000 shall be paid to the Employee or his estate and all granted but unvested stock options shall be immediately vested and the period of exercise extended for an additional two (2) years. In the event of the Employee's resignation, no termination payments or accelerated vesting of stock options shall occur. In the event of termination at the election of the Company, then $125,000 will be due and payable by the Company to the Employee as a severance payment, which payment will be paid in twelve (12) equal installment payments of $10,416.66 each over the immediately subsequent 12 months following such date of termination and all awarded but unvested stock options shall be immediately vested and the period of exercise extended for the then remaining term of the option as provided under the option agreement. In the event of a termination occurring as a result of a change in control of more than 50% of the outstanding shares of the Company, then $250,000 will be payable by the Company to the Employee as a severance payment, which payment will be paid in one lump-sum payment within thirty (30) days of the date of such termination and all awarded but unvested stock options shall be immediately vested and the period of exercise extended for the then remaining term of the option as provided under the option agreement. In the event of termination as a result of a sale or other disposition of a majority of the Company's base of IT Staff Augmentation business, then $250,000 will be payable by the Company to the Employee as a severance payment, which payment will be paid in one lump-sum payment within thirty (30) days of the date of such termination and all awarded but unvested stock options shall be immediately vested and the period of exercise extended for the then remaining term of the option as provided under the option agreement. In the event of a change of control of more than 50% of the outstanding shares of the Company that allows for the continuance of


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employment under this agreement, than a $100,000 lump sum payment is immediately due to the Employee, and any future payments under this agreement for termination as a result of a change of control greater than 50% of the outstanding shares of the Company or in the event of termination as a result of a sale or other disposition of a majority of the Company's base of IT Staff Augmentation business, shall result in the reduction of the $250,000 payment to a $150,000. In the event of the insolvency of the Company while Employee is employed by Company as Chief Financial Officer or similar position of control, then all obligations under this Agreement will immediately terminate except that the Company shall pay to the Employee a termination payment of $50,000 on such date of termination of employment and no further compensation or other payments beyond the insolvency date will be due or payable to the Employee by the Company. In the event of a termination for Cause, no payments will be due or payable by the Company to the Employee.

     (C) For purpose of this paragraph 4, "Cause" shall mean (i) the repeated failure or refusal of Employee to follow the lawful directives of the Company or its designee (except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Employee, which, in the good faith judgment of the Company, materially injures the Company, including the repeated failure to follow the policies and procedures of the Company, (iii) a material breach of this Agreement by Employee which is not cured by Employee within a 60 day period following formal notification by the Company, or (iv) the commission by the Employee of an act of financial dishonesty against the Company that results in the conviction of a felony.

     5. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by overnight courier (e.g., Federal Express) or mailed by first class certified mail, return receipt requested, to the recipient at the address below indicated:

         To the Company:   Mr. Steve L. Komar
                           Chief Executive Officer
                           Widepoint Corporation
                           One Lincoln Centre
                           18W140 Butterfield Road
                           Suite 1100
                           Oakbrook Terrace, IL 60181

         To Employee:      James T. McCubbin
                           38 Maybaugh Lane
                           Annapolis, Maryland 21403

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

     6. Miscellaneous. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. The parties


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agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective successors and assigns. Employee may not assign Employee's rights or delegate Employee's obligations hereunder without the prior written consent of the Company. The Company may not assign its respective rights and delegate its duties hereunder without the consent of Employee to any subsidiary or affiliate of the Company or any person or entity acquiring voting control of the Company. All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law, and not the law of conflicts, of the State of Maryland. All parties hereby consent to subject matter jurisdiction, personal jurisdiction and venue in the appropriate state court located in Maryland for disputes under this Agreement. Any provision of this Agreement may be amended or waived only with the prior written consent of both the Company and Employee.


                    [signatures appear on the following page]



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     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


EMPLOYEE:


/s/ James T. McCubbin
----------------------------
James T. McCubbin



Attest (Seal):                                WIDEPOINT CORPORATION


/s/ James R. Ritter                           By: /s/ Steve L. Komar
------------------------------                   ------------------------------
James R. Ritter                                  Steve L. Komar
Assistant Secretary                              C.E.O.



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